The information in this pricing supplement is not complete and may be changed.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated November 2, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016, and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•]

AutoCallable Buffered Range Accrual Notes due May 30, 2025

Linked to the Least Performing Reference Asset of the Financial Select Sector SPDR® Fund and the Russell 2000® Index

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	November 27, 2017
Issue Date:	November 30, 2017
Final Valuation Date*:	May 27, 2025
Maturity Date*:	May 30, 2025
Reference Assets:	The Financial Select Sector SPDR® Fund (the “Financial Sector Fund”) and the Russell 2000® Index (the “Russell 2000 Index”), as set forth in the following table:

	Reference Asset	Bloomberg Service Page	Initial Value	Coupon Barrier Value
	Financial Sector Fund	XLF UP <Equity>	$[•]	$[•]
	Russell 2000 Index	RTY <Index>	[•]	[•]
Each of the Financial Sector Fund and the Russell 2000 Index are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”
Automatic Call:

If, on any Call Valuation Date, the Closing Value of each Reference Asset is equal to or greater than its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note (plus the final Interest Payment, if one is payable) calculated as follows:

▪                   If the Reference Asset Return of the Least Performing Reference Asset is equal to or greater than -20.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

If your Notes are not automatically called, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 80.00% of the principal amount of your Notes.

Any payment on the Notes, including any Interest Payments and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	4.25%	95.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $957.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $931.10 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 4.25% of the principal amount of the Notes, or up to $42.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Valuation Dates:*	The 27th of each month during the term of the Notes, beginning in December 2017, provided that the final Valuation Date will be the Final Valuation Date
Call Valuation Dates:	The Valuation Dates scheduled to occur in each February, May, August and November during the term of the Notes, beginning in November 2018 and ending in February 2025
Call Settlement Date:	The Interest Payment Date following the Call Valuation Date on which an Automatic Call occurs
Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Interest Payment that will otherwise payable on the relevant Interest Payment Date
Interest Payment Dates:	With respect to each Valuation Date, the fifth business day following such Valuation Date, provided that the final Interest Payment Date shall be the Maturity Date
Accrual Period:	Each Accrual Period will begin on and exclude the preceding Valuation Date (or if there is no preceding Valuation Date, the Initial Valuation Date) and end on and include the next Valuation Date
Above Barrier Rate:	0.425% (equivalent to a rate of 5.10% per annum)
Interest Payment:	The Interest Payment payable on each Interest Payment Date, with respect to the relevant Accrual Period, will be calculated as follows: $1,000 x Interest Rate
Interest Rate:	With respect to an Accrual Period, an amount calculated as follows: Above Barrier Rate x Accrual Factor
Accrual Factor:

For any Accrual Period, the number of Reference Asset Business Days in that Accrual Period on which the Closing Value of each Reference Asset is equal to or greater than its respective Coupon Barrier Value, divided by the total number of Reference Asset Business Days in that Accrual Period

Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to a Reference Asset, the Closing Value on the Initial Valuation Date, as noted in the table above
Final Value:	With respect to a Reference Asset, the Closing Value on the Final Valuation Date
Coupon Barrier Value:	With respect to a Reference Asset, 80.00% of its Initial Value (rounded to two decimal places), as noted in the table above
Buffer Percentage::	20.00%
Closing Value:

All references in this pricing supplement to the Closing Value of the Russell 2000 Index mean the closing level of the Russell 2000 Index as set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement (rounded to two decimal places), and all references to the Closing Value of the Financial Sector Fund mean the closing price of one share of the Financial Sector Fund as set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Reference Asset Business Day:

The term “Reference Asset Business Day” has the meaning set forth under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement

Business Day Convention:	Following
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CKU4 / US06744CKU44

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Additional Terms of the Notes—Market Disruption Events” in this pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•     Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•     Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•     Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•     You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•     You anticipate that the value of each Reference Asset will remain above its Coupon Barrier Value throughout the term of the Notes

•     You understand and accept the risks that (a) the amount of interest that you receive with respect to any Accrual Period will depend on the number of days in the Accrual Period on which the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value, (b) that the interest payable with respect to any Accrual Period may be as low as zero and (c) accordingly, you may not receive any interest payments on your Notes

•     You do not anticipate that the Reference Asset Return of any Reference Asset will be less than -20.00% and you are willing to accept the risk that, if it is, you will lose up to 80% of the principal amount of your Notes

•     You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•     You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•     You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•     You are willing to assume our credit risk for all payments on the Notes

•     You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•     You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•     You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose up to 80% of the principal amount of your Notes

•     You do not anticipate that the level of each Reference Asset will remain above its Coupon Barrier Value throughout the term of the Notes

•     You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Interest Payments, or to receive less Interest Payments than you otherwise would have, regardless of the performance of the other Reference Asset

•     You are unwilling or unable to accept the risk that the Interest Rate for any or all Accrual Periods may be less than the Above Barrier Rate (and may be as low as zero)

•     You anticipate that the Reference Asset Return of at least one Reference Asset will be less than -20.00%

•     You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•     You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•     You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option

•     You are unwilling or unable to assume our credit risk for all payments on the Notes

•     You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events

The Call Valuation Dates, the Final Valuation Date, the Maturity Date, the interest payments and the payment at maturity are subject to adjustment as described in the following paragraphs.

If, on a Call Valuation Date or the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Reference Asset, the relevant Valuation Date will be postponed solely for the purpose of determining the payment at maturity (excluding the final Interest Payment, if any) or whether an Automatic Call occurs, as applicable.  If such postponement occurs, the Closing Value of each Reference Asset for the relevant date shall be determined using the Closing Value on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.  In no event, however, will the relevant Valuation Date be postponed by more than five Reference Asset Business Days.  If the

Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value of each Reference Asset for the relevant date as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. If the Final Valuation Date is postponed, the Maturity Date will be postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

The postponements described in the preceding paragraph will be solely for the purposes of determining (a) the payment at maturity (excluding the final Interest Payment, if any) and (b) whether an Automatic Call occurs. For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period (including the final Accrual Period), if any Reference Asset is subject to a Market Disruption Event on any Reference Asset Business Day during an Accrual Period, the Closing Value for such Reference Asset on such date will equal the Closing Value observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing for that Reference Asset.  Accordingly, if the Final Valuation Date is subject to a Market Disruption Event, the Closing Value attributable to a Reference Asset for such date solely for purposes of the determining the Interest Payment that is payable on the related Interest Payment Date (the Maturity Date) will be equal to Closing Value observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing.  For purposes of determining the Reference Asset Return and the payment at maturity, however, the Closing Value of the relevant Reference Asset on the Final Valuation Date will be determined as described above.

For a description of what constitutes a Market Disruption Event with respect to the Russell 2000 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Financial Sector Fund, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement.

Adjustments to the Reference Assets and the Notes

In additions, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

The examples below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios.  These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes.

Hypothetical Example of the Interest Payment Payable on a Single Interest Payment Date

The following example demonstrates the calculation of the Interest Payment payable on a single hypothetical Interest Payment Date. The numbers appearing in this example are purely hypothetical and are provided for illustrative purposes only. This example does not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪     Number of Reference Asset Business Days in Accrual Period: 21

▪     Number of Reference Asset Business Days in Accrual Period on Which Closing Value of Each Reference Asset is Equal to or Greater than its Coupon Barrier Value: 14

Step 1: Calculate the Accrual Factor for the Relevant Accrual Period.

Because the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value on 14 out of the 21 Reference Asset Business Days in the Accrual Period, the Accrual Factor is equal to 14/21, or 66.66667%.

Step 2: Calculate the Interest Rate for the Relevant Accrual Period.

Because the Accrual Factor is 66.66667%, the Interest Rate is equal to 0.28333%, calculated as follows:

Interest Rate = Accrual Factor x Above Barrier Rate

Interest Rate = 66.6667% x 0.425% = 0.28333%

Step 3: Calculate the Interest Payment Payable for the Relevant Accrual Period.

Because the Interest Rate is equal to 0.28333%, the Interest Payment payable on the related Interest Payment Date is $2.8333 per $1,000 principal amount Note, calculated as follows:

Interest Payment = $1,000 x Interest Rate

Interest Payment = $1,000 x 0.28333% = $2.8333

Additional Examples of Interest Rate and Interest Payment Calculations

The following examples illustrate how the Interest Rate and Interest Payment amount would be calculated for a given Accrual Period under different Accrual Factor scenarios. The numbers in the following examples have been rounded of reference and make the following key assumption:

▪     Number of Reference Asset Business Days in Accrual Period: 21

The number of Scheduled Trading Days in the hypothetical Accrual Period has been chosen arbitrarily for illustrative purposes only. An actual Accrual Period may be comprised of more or less than 21 Reference Asset Business Days. These examples do not take into account any tax consequences of investing in the Notes.

Number of Reference Asset Business Days in Accrual Period on which Closing Value of each Reference Asset is equal to or greater than Coupon Barrier Value	Accrual Factor	Interest Rate	Interest Payment (per $1,000 principal amount Note)
21	100.00000%	0.42500%	$4.2500
14	66.66667%	0.28333%	$2.8333
7	33.33333%	0.14167%	$1.4167
0	0.00000%	0.00000%	$0.0000

Example 1: The Closing Value of each Reference Asset is equal to or greater than its Coupon Barrier Value on every Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 100% and the Interest Rate for the Accrual Period is equal to the Above Barrier Rate, the maximum Interest Rate for any Accrual Period. Accordingly, you will receive an Interest Payment of $4.2500 per $1,000 principal amount Note that you hold, on the related quarterly Interest Payment Date, calculated as follows:

$1,000 x Interest Rate

$1,000 x 0.425% = $4.25

Example 2: The Closing Value of each Reference Asset is equal to or greater than its respective Coupon Barrier Value on seven Reference Asset Business Days during the Accrual Period.

In this case, the Accrual Factor is 33.33333% and the Interest Rate for the Accrual Period is equal to 33.33333% of the Above Barrier Rate, or 0.14167%. Accordingly, you will receive an Interest Payment of $1.4167 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 x Interest Rate

$1,000 x 0.14167% = $1.4167

Example 3: The Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 0% and the Interest Rate for the Accrual Period is equal to zero. In other words, no interest would accrue on any day in the Accrual Period and you would not receive any Interest Payment on the related quarterly Interest Payment Date.

Hypothetical Payment at Maturity (Excluding the Final Interest Payment on the Notes)

The following examples demonstrate the how the payment (if any) at maturity on the Notes (excluding the final Interest Payment) will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes and make the following key assumptions:

▪     Initial Value of each Reference Asset: 100.00*

▪     You hold your Notes to maturity and an Automatic Call does NOT occur prior to maturity

*The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent an actual likely Initial Value for any Reference Asset. The Initial Value for each Reference Asset will be equal to its Closing Value on the Initial Valuation Date.

For information about recent values of the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

Final Value		Reference Asset Return
Financial Sector Fund	Russell 2000 Index	Financial Sector Fund	Russell 2000 Index	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
150.00	175.00	50.00%	75.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	120.00	10.00%	20.00%	10.00%	$1,000.00
110.00	100.00	10.00%	0.00%	0.00%	$1,000.00
90.00	120.00	-10.00%	20.00%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
95.00	70.00	-5.00%	-30.00%	-30.00%	$900.00
135.00	60.00	35.00%	-40.00%	-40.00%	$800.00
50.00	90.00	-50.00%	-10.00%	-50.00%	$700.00
150.00	40.00	50.00%	-60.00%	-60.00%	$600.00
30.00	45.00	-70.00%	-55.00%	-70.00%	$500.00
40.00	20.00	-60.00%	-80.00%	-80.00%	$400.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$300.00
102.00	0.00	2.00%	-100.00%	-100.00%	$200.00

* Per $1,000 principal amount Note, excluding the final Interest Payment on the Notes, if one is payable

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Value of the Financial Sector Fund is 110.00 and the Final Value of the Russell 2000 Index is 120.00.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Interest Payment).

Example 2: The Final Value of the Financial Sector Fund is 90.00 and the Final Value of the Russell 2000 Index is 120.00.

Because the Financial Sector Fund has the lowest Reference Asset Return, the Financial Sector Fund is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Interest Payment).

Example 3: The Final Value of the Financial Sector Fund is 135.00 and the Final Value of the Russell 2000 Index is 60.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $800.00 per $1,000 principal amount Note that you hold (plus the final Interest Payment, if one is payable), calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-40.00% + 20.00%)] = $800.00

Example 4: The Final Value of the Financial Sector Fund is 40.00 and the Final Value of the Russell 2000 Index is 20.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note (plus the final Interest Payment, if one is payable), calculated as follow:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-80.00% + 20.00%)] = $400.00

Examples 3 and 4 above demonstrate that, if your Notes are not automatically called prior to maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If we do not redeem your Notes prior to maturity, you may lose up to 80.00% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 80.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Interest Payments, if Any—The return on the Notes is limited to the Interest Payments, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the value of any Reference Asset. You will not receive more than the principal amount of your Notes at maturity (plus the final Interest Payment, if one is payable in respect of the final Accrual Period) even if the Reference Asset Return of one or more Reference Assets is positive.

•                  The Amount of Interest Payments that you Receive May be Extremely Limited—Interest will accrue only on Reference Asset Business Days when the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value. If the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more Reference Asset Business Days during an Accrual Period, then the Interest Rate for that Accrual Period will decrease in proportion to the number of Reference Asset Business Days on which the Closing Value of any Reference Asset is less than the Coupon Barrier Value for that Reference Asset. It is possible that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value for the entirety of an Accrual Period, in which case the Interest Rate for that Accrual Period will be zero.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Above Barrier Rate is based on a number of factors, including the expected volatility of the Reference Assets. The Above Barrier Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more days during the term of the Notes will be less than its Coupon Barrier Value and (b) the Reference Asset Return of that Reference Asset will be less than 20.00%.

Accordingly, you should understand that the Above Barrier Rate reflects, among other things, an indication of a greater likelihood that you will (a) interest will not accrue on one or many (and as many as substantially all) days during the term of the Notes and/or (b) incur a loss of principal at maturity than would have been the case had the Above Barrier Rate been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive a reduced amount of Interest Payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Value of any Reference Asset at any Time Other than the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—The Final Values and Reference Asset Returns will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date.  Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had such payment been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on Reference Asset Return of the Least Performing Reference Asset.  If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will suffer a loss of principal, as described above. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Call Valuation Date is equal to or greater than its Initial Value. Accordingly, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date, together with any Interest Payments that you may have received on prior Interest Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Interest Payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Financial Sector Fund, the components of its underlying index or the components of the Russell 2000 Index would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Financial Sector Fund and the Value of the Notes:

o                Management Risk.  This is the risk that the investment strategy for the Financial Sector Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Financial Sector Fund is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Financial Sector Fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Financial Sector Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Financial Sector Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Financial Sector Fund invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Financial Sector Fund may not replicate the performance of, and may underperform, its underlying index. The Financial Sector Fund will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Financial Sector Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Financial Sector Fund and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Financial Sector Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Financial Sector Fund and the liquidity of the Financial Sector Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Financial Sector Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Financial Sector Fund. As a result, under these circumstances, the market value of the Financial Sector Fund may vary substantially from the net asset value per share of the Financial Sector Fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with the Financial Sector—The investment objective of the Financial Sector Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial sector. The performance of companies in the financial sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, the ability of borrowers to repay loans, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the financial sector may have a material adverse effect on the securities held by the Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the

Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Russell 2000 Index and the market price of the Financial Sector Fund, the components of its underlying index and the components of the Russell 2000 Index;

o                the expected volatility of the Financial Sector Fund, the components of its underlying index, the Russell 2000 Index and the components of the Russell 2000 Index;

o                the time to maturity of the Notes;

o                the dividend rate on the Financial Sector Fund, the components of its underlying index and the components of the Russell 2000 Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

General

We have derived all information contained in this pricing supplement regarding the Financial Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

The Financial Sector Fund is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLF”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Financial Sector Fund.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices— The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or the Financial Sector Fund, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and the Financial Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Financial Sector Fund. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Notes. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Value of the Financial Sector Fund for each of the periods noted below.  The graph below graph sets forth the historical performance of the Financial Sector Fund based on daily Closing Values from January 1, 2012 through October 31, 2017.  We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	12.97	10.80	12.81
June 30, 2012	12.92	10.86	11.87
September 30, 2012	13.22	11.55	12.67
December 31, 2012	13.55	12.31	13.14
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.70	15.89	17.66
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.31
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.55
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
March 31, 2017	25.24	22.95	23.73
June 30, 2017	24.69	22.90	24.67
September 30, 2017	25.86	23.88	25.86
October 31, 2017	26.81	26.05	26.60
* For the period beginning on October 1, 2017 and ending on October 31 , 2017

Historical Performance of the Financial Select SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2012 through October 31, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.98	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
October 31, 2017*	1,512.09	1,490.90	1,502.77
* For the period beginning on October 1, 2017 and ending on October 31, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time you accrue any portion of a contingent coupon payment and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the accrued portion of the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes that can be attributed to expected but not yet accrued portions of a contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.